Exhibit 99.1

News Release

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045 Telephone 847.735.4700 Facsimile 847.735.4750 www.brunswick.com

Release:	IMMEDIATE
Contact:	Bruce Byots
Vice President – Corporate and Investor Relations
Phone:	(847) 735-4612

Contact:	Dan Kubera
Director – Media Relations and Corporate Communications
Phone:	(847) 735-4617
Email:	daniel.kubera@brunswick.com

BRUNSWICK ANNOUNCES AMENDMENT TO REVOLVING CREDIT FACILITY

LAKE FOREST, Ill., Dec. 19, 2008 – Brunswick Corporation (NYSE: BC) announced today that it and a group of financial institutions have completed amending the company’s revolving credit facility.  In light of the current economic and credit climates, Brunswick had sought various changes to the credit facility to ensure access to this short-term funding source.
 “The completion of the amendment is an important step for Brunswick, providing us with liquidity and financial flexibility going forward,” explained Brunswick Chairman and Chief Executive Officer Dustan E. McCoy.  “We believe the amount available under this facility, combined with the cash on our balance sheet as well as recent and future cost savings efforts, should provide us the necessary liquidity to manage effectively through these difficult market and economic conditions.”
As part of this amendment, the facility was converted into a secured asset-based facility, and its size was established at $400 million.  Borrowings under the facility are subject to the value of the borrowing base, consisting of certain receivables, inventory, and machinery and equipment of the company’s domestic subsidiaries.  The facility contains a minimum fixed-charges coverage covenant, which is effective when borrowings are within $60 million of the total borrowing capacity available under the facility. There are presently no borrowings under the facility; however, there are previously issued letters of credit, which total approximately $88 million.  The amendment to the facility, which remains in place through May 2012, was led by J.P. Morgan Securities Inc.

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Brunswick Corporation
Dec. 19, 2008

“This facility is consistent with our current business needs in terms of size and structure,” McCoy said.  “It provides access to an important source of liquidity, should we need to supplement our own vigorous cash management efforts, to fund anticipated working capital needs going forward.”
Additional information concerning the revolving credit facility, including the entire Amended and Restated Credit Agreement, can be found under the related Form 8-K filing.

Joint venture agreement also modified
In addition to this amended credit facility, Brunswick Financial Services has also entered into an agreement with GE Capital Solutions (NYSE: GE) to amend the terms of its joint venture agreement. The amendment is necessitated by the new terms of the revolving credit facility, and will synchronize the key financial covenant in each agreement.  The joint venture, Brunswick Acceptance Company (BAC), began operations in 2003, with the current agreement in place through 2014.   BAC provides wholesale floor plan financing for qualifying Brunswick marine dealers.

Additional Form 8-K filed
The company also announced that it has filed a separate Form 8-K concerning its previously issued financial statements for the three months and nine months ended Sept. 27, 2008 (the "September 27 financials").  In preparing for its year-end 2008 financial statements, the company has determined that it had incorrectly determined the valuation allowance against deferred tax assets when it prepared the September 27 financials and, accordingly, will need to increase its deferred tax valuation allowance as prescribed by the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.”  This special tax item is a non-cash charge and did not affect the company's operating loss or operating cash flows for the three months and nine months ended Sept. 27, 2008.  As a result, the company intends to file amended financial statements in a Form 10-Q/A for the three and nine month periods ended Sept. 27, 2008 and Sept. 29, 2007 no later than Jan. 30, 2009.

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Brunswick Corporation
Dec. 19, 2008

Forward-Looking Statements

Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of (i) the amount of disposable income available to consumers for discretionary purchases, and (ii) the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the ability to successfully complete restructuring efforts in the timeframe and cost anticipated; the ability to successfully complete the disposition of non-core assets; the effect of higher product prices due to technology changes and added product features and components on consumer demand; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the effect of interest rates and fuel prices on demand for marine products; the ability to successfully manage pipeline inventories; the financial strength of dealers, distributors and independent boat builders; the ability to maintain mutually beneficial relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and to develop alternative distribution channels without disrupting incumbent distribution partners; the ability to maintain market share, particularly in high-margin products; the success of new product introductions; the ability to maintain product quality and service standards expected by customers; competitive pricing pressures; the ability to develop cost-effective product technologies that comply with regulatory requirements; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to successfully develop and distribute products differentiated for the global marketplace; shifts in currency exchange rates; adverse foreign economic conditions; the success of global sourcing and supply chain initiatives; the ability to obtain components and raw materials from suppliers; increased competition from Asian competitors; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; and the effect of weather conditions on demand for marine products and retail bowling center revenues.  Additional factors are included in the company’s Annual Report on Form 10-K for 2007 and Quarterly Report on Form 10-Q for the quarter ended Sept. 27, 2008.

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Brunswick Corporation
Dec. 19, 2008

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; Albemarle, Arvor, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Kayot, Lowe, Lund, Maxum, Meridian, Ornvik, Princecraft, Quicksilver, Rayglass, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Dynamo, Tornado and Valley pool tables, Air Hockey and foosball tables.  For more information, visit http://www.brunswick.com.

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